                                                                       EXHIBIT 5




          [LETTERHEAD OF GREENBERG TRAURIG HOFFMAN LIPOOFF ROSEN & QUENTEL]



                                       September 30, 1997

Consolidated Stainless, Inc.
1601 East Amelia Street
Orlando, Florida 32803

    Re:  REGISTRATION STATEMENT ON FORM S-8

Gentlemen:

    We refer to the public offering of up to three hundred thousand (300,000) shares of common stock, $.01 par value, (the "Common Stock") of Consolidated Stainless, Inc., a Delaware corporation (the "Company"), to be issued under the Company's Stock Option Plan, and the grant of options to purchase an aggregate of fifty thousand (50,000) shares of the Common Stock at an exercise price of $2.25 per share to Burton R. Chasnov pursuant to an Employment Agreement, dated as of April 15, 1996, effective as of July 1, 1996 (collectively, the "Shares"), pursuant to the Registration Statement on Form S-8 filed with the Securities and Exchange Commission on October 1, l997 (the "Registration Statement"), as subsequently amended from time to time.

    In furnishing our opinion, we have examined copies of said Registration Statement under the Securities Act of 1993, as amended. We have conferred with officers of the Company and have examined the originals or certified, conformed or photostatic copies of such records of the Company, certificates of officers of the Company, certificates of public officials and such other documents as we have deemed relevant and necessary as the basis for the opinion set forth herein. In all such examinations, we have assumed the genuineness of all signatures, the authenticity of all documents submitted and reviewed by us as originals or duplicate originals and the conformity to original documents of all documents submitted to us as certified, photostatic or conformed copies, the correctness and completeness of such certificates, the due authorization, execution and delivery of all documents by persons, where due authorization, execution and delivery are prerequisites to the effectiveness thereof, and the absence of any impairment, legal or otherwise, affecting the performance by all parties to such documents (other than the Company), which assumptions we have not independently verified.

    Based upon and subject to the foregoing and such other matters of fact and questions of law as we have deemed relevant in the circumstances, and in reliance thereon, it is our opinion that, when and if:

Consolidated Stainless, Inc.
September 30, 1997
Page 2



    (a) The Registration Statement shall have become effective, as the same may hereafter be amended; and

    (b) The Shares to be sold shall have been sold as contemplated in the Registration Statement;

then upon the happening of each of the events set forth in paragraphs (a) and
(b), inclusive above:

         The Shares being sold, upon execution and delivery of proper certificates therefor, will be duly authorized, validly issued and outstanding, fully paid and non-assessable shares of Common Stock of the Company.

    The undersigned hereby consent to the use of their name in the Registration Statement and in the Prospectus forming a part of the Registration Statement, and to reference in this opinion contained therein under the caption of the Prospectus entitled "Legal Opinions ."

    This opinion is limited to the matters herein, and may not be relied upon in any manner by any other person or used for any other purpose other than in connection with the corporate authority for the issuance of Common Stock.

                                       Very truly yours,


                                       GREENBERG TRAURIG HOFFMAN
                                       LIPOFF ROSEN & QUENTEL



                                       By:/s/ Stephen A. Weiss
                                          -----------------------
                                            Authorized signatory